Exhibit (c)(12)

June 27, 2013

Project Care

Discussion Materials

This presentation has been prepared for the Special Committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) and the Board of Directors of a company code named Care (the “Company”) by Peter J. Solomon Company, L.P. (“PJSC”) from materials and information supplied (whether orally or in writing) by or on behalf of the Company and from publicly available information. We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed only in conjunction with, the oral briefing provided by PJSC. This presentation includes certain statements, estimates and projections provided by the Company with respect to anticipated future performance of the Company. We have assumed such statements, estimates and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by the Company’s management. These assumptions and judgments may or may not be correct, and there can be no assurance that any projected results are attainable or will be realized. PJSC has not attempted to verify any such statements, estimates and projections, and as such PJSC makes no representation or warranty as to, and assumes no responsibility for, their accuracy or completeness and for the effect which any such inaccuracy or incompleteness may have on the results or judgments contained in this presentation. Except where otherwise indicated, this analysis speaks only as of the date hereof. Under no circumstances should the delivery of this document imply that the analysis would be the same if made as of any other date. Actual results may vary from the estimates and projections contained herein and such variations may be material. THIS PRESENTATION HAS BEEN DELIVERED FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN ITS CAPACITY AS SUCH. IT IS NOT INTENDED TO BE USED OR RELIED UPON, AND SHOULD NOT BE USED OR RELIED UPON, BY ANY OTHER PERSON. THIS PRESENTATION IS CONFIDENTIAL AND SHOULD NOT, WITHOUT PRIOR WRITTEN CONSENT OF PJSC, BE COPIED OR MADE AVAILABLE TO ANY PERSON OTHER THAN THE SPECIAL COMMITTEE OR THE BOARD OF DIRECTORS PRIOR TO SUCH TIME, IF ANY, AS IT MAY BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. PJSC SHALL NOT HAVE LIABILITY, WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, TO ANY PERSON IN CONNECTION WITH THIS PRESENTATION.

Table of Contents

Section Section I Summary Transaction Overview 3 II Summary Financial Performance 6 III Summary Stock Price Performance 18 IV Summary Valuation Analysis 23 Appendix Appendix A Supplemental Information 38

Summary Transaction Overview

PRIVATE AND CONFIDENTIAL

Summary Transaction Overview

- The Weiss Family has proposed to acquire the remaining shares of Care that it does not own for $19.00 per share (the "7/1/13 Offer"); the Weiss Family's initial offer price was $17.18 (the "Initial Offer") on 9/25/12; the offer price was revised to $17.50 per share (the "1/17/13 Offer") on 1/17/13 and further revised to $18.20 per share on 3/28/13 (the "Merger Consideration Under Original Merger Agreement" or the "3/28/13 Offer"). On March 29, 2013 the Weiss Family entered into a merger agreement with Care to acquire the remaining shares of Care at $18.20 per share
- The Weiss Family has stated that it has no intention to sell any of its interest in the Company, for which it has discretion, or vote in favor of any alternative sale, merger or similar transaction involving the Company

(Amounts in Millions, Except Per Share Data)	Price	Date	3/28/13 Offer Cash Purchase Price Per Share **$18.20**		3/28/13 Offer Cash Purchase Price Per Share **$18.20**	7/1/13 Offer Cash Purchase Price Per Share **$19.00**
Premium / Discount to:						
Stock Price Prior to 3/28/13 Offer:	$16.10	(03/28/13)	13.0%		13.0%	18.0%
Unaffected Share Price Prior to Initial Offer [(a)]:	14.34	(09/25/12)	26.9%		26.9%	32.5%
30 Calendar Days Prior to Initial Offer:	14.25	(08/27/12)	27.7%		27.7%	33.3%
52-Week Low Prior to Initial Offer:	12.50	(01/04/12)	45.6%		45.6%	52.0%
52-Week High Prior to Initial Offer:	19.50	(09/27/11)	(6.7%)		(6.7%)	(2.6%)
Diluted Share Count [(b)]		As of 3/28/13	34.2	As of 5/31/13	34.2	34.3
Implied Equity Value			$622.1		$623.0	$650.8
Plus: Debt [(c)]			286.4		260.3	260.3
Less: Cash [(c)]			(86.1)		(64.0)	(64.0)
Equals: Net Debt			200.3		196.3	196.3
Implied Enterprise Value			$822.4		$819.3	$847.0

Implied Enterprise Value as a Multiple of:		As of 3/28/13		As of 6/26/13	% Δ from 3/28/13		
Adjusted EBITDA	FY13A [(d)]	$201.0	4.1 x	$212.3	5.6%	3.9 x	4.0 x
	LTM (5/31/13) [(e)]	NA	NA	216.9	NA	3.8	3.9
	FY14E [(f)]	208.5	3.9	221.5	6.3%	3.7	3.8

- *The 7/1/13 Offer represents 4% increase per share, 5% increase in equity value and 3% increase in enterprise value*

(a) *Represents closing price as of 9/25/12, unaffected for announcement of offer of $17.18 per share, which was made after the market close.*
(b) *Assumes diluted share count including restricted stock units and performance shares and treasury stock method for options exercisable as of 5/31/13 per Management guidance.*
(c) *Source: Debt and cash balances as of 3/28/13 from Company's Form 10-K for the period ended 2/28/13 and balances as of 5/31/13 are for FY2014 Q1 (5/31/13), per Management on 6/25/13.*
(d) *Source: FY2013 EBITDA as of 3/28/13 per Management Treasury Model dated 11/30/12, with certain adjustments based on Management guidance. FY2013 EBITDA as of 6/26/13 is from Company's Form 10-K for the period ended 2/28/13 with certain adjustments based on Management guidance.*
(e) *Source: LTM EBITDA as of 6/26/13 is for period ended FY2014 Q1 (5/31/13) per Management on 6/25/13 with certain adjustments based on Management guidance, including normalizing to represent 365-day period.*
(f) *Source: FY2014E EBITDA as of 3/28/13 per Management Treasury Model dated 11/30/12. FY2014E EBITDA as of 6/26/13 is per Updated Management Treasury Model dated 6/26/13, with certain adjustments based on Management guidance.*

PETER J SOLOMON COMPANY 4

Summary Financial Performance

PRIVATE AND CONFIDENTIAL

Historical Financials

(Amounts in Millions, Except Per Share Data)

	Fiscal Year Ended February 28,					FY09-FY13	FY10-FY13
	2009	2010	2011	2012	2013	CAGR	CAGR
Total Revenue	**$1,690.7**	**$1,640.9**	**$1,597.9**	**$1,695.1**	**$1,868.7**	2.5%	4.4%
Cost of Goods Sold	810.0	713.1	682.4	741.6	817.7		
Gross Profit	880.8	927.8	915.5	953.5	1,051.0	4.5%	4.2%
EBIT	(253.2)	139.1	174.7	149.6	94.2		
Net Income	(227.8)	81.6	87.0	57.2	49.9	NM	(15.1%)
Diluted Earnings Per Share	($4.89)	$2.03	$2.11	$1.42	$1.47	NM	(10.3%)
EBIT	($253.2)	$139.1	$174.7	$149.6	$94.2	NM	(12.2%)
Goodwill Impairment	290.2	--	0.3	27.2	--		
Transaction Adjustments	--	24.0	9.6	2.4	41.4		
SBT and Other	(0.2)	25.5	5.7	2.3	27.3		
Adjusted EBIT	36.8	188.6	190.3	181.4	162.9	45.1%	(4.8%)
D&A	50.0	45.2	45.2	43.7	49.4		
Adjusted EBITDA	$86.8	$233.8	$235.5	$225.1	$212.3	25.1%	(3.2%)
Margins							
Gross Margin	52.1 %	56.5 %	57.3 %	56.2 %	56.2 %		
Adjusted EBITDA	5.1	14.2	14.7	13.3	11.4		
Adjusted EBIT	2.2	11.5	11.9	10.7	8.7		
Growth Rates							
Total Revenue	(4.8) %	(3.0) %	(2.6) %	6.1 %	10.2 %		
Adjusted EBIT	(75.7)	412.9	0.9	(4.7)	(10.2)		
Adjusted EBITDA	(56.6)	169.4	0.7	(4.4)	(5.7)		
Diluted Earnings Per Share	NM	NM	3.9	(32.7)	3.3		
Summary Balance Sheet and Cash Flow Data							
Cash	$60.2	$137.9	$215.8	$132.4	$86.1		
Total Debt	390.2	329.7	232.7	225.2	286.4		
Net Debt	330.0	191.8	16.9	92.7	200.3		
Depreciation and Amortization	50.0	45.2	45.2	39.2	49.4		
Capital Expenditures	(55.7)	(26.6)	(36.3)	(70.9)	(114.1)		
Free Cash Flow (a)	17.3	170.9	147.6	45.6	48.6		
Summary Leverage Statistics							
Total Debt / Adj. EBITDA	4.5 x	1.4 x	1.0 x	1.0 x	1.3 x		
Net Debt / Adj. EBITDA	3.8	0.8	0.1	0.4	0.9		
(Adj. EBITDA - Cap Ex) / Int. Expense	1.6	8.4	8.1	7.2	5.6		

Source: Company's Forms 10-K for the fiscal years ended 2/28/09, 2/28/10, 2/28/11, 2/29/12 and 2/28/13, with certain adjustments based on Management guidance for FY2010-FY2013, including certain reclassifications of Depreciation and Amortization for FY2011 and FY2012.
CAGR = Compounded Annual Growth Rate.
(a) Defined as Cash Flow from Operations less Capital Expenditures.

PETER J SOLOMON COMPANY 7

Declining Industry Trends

U.S. Greeting Card Growth Driven Most by Increasing Sales in Lower-Margin Dollar Store Channel

U.S. Greeting Card Industry Units and Dollar Sales Trends

Units Dollars

CY07 – CY12 CAGR: (2.6%) CY07 – CY12 CAGR: (0.8%)

CY12 – CY17E CAGR: (3.0%) CY12 – CY17E CAGR: (1.2%) (0.2%)

3.0 -- 6.3 --

(1.0%) (0.8%) (0.7%)

6.2 6.2 (1.2%)

2.8 (2.0%) (1.0%)

(1.5%) 6.1

(1.9%)

2.6 (2.5%) Rate 6.1 Rate (Bn) 2.6 2.5 (4.0%) (Bn) 6.0 (2.0%)

2.5 (3.4%) of of s 2.4 (3.7%) rs 6.0 6.0 C 5.9 C Unit 2.4 2.3 (6.0%) 5.9 (3.0%)

2.3 Dolla 5.9 hange . hange

2.2 (8.0%) . S 5.8 (4.0%)

U

2.0 (10.0%) 5.7 (5.0%)

CY07 CY08 CY09 CY10 CY11 CY12 CY07 CY08 CY09 CY10 CY11 CY12

U.S. Greeting Card Category Projections by Channel

Units Dollars

100% <1% <1% 100% <1% <1% 16% 11% 16% 24% 20% 29% 80% 15% 80% 15% 19% 15% 18% 18% 17% 60% 20% 60% 20% 24% 24% 40% 24% 40% 23% 24% 24% 31% 33% 20% 20% 27% 32% 25% 17%

5% 7% 8%

0% 0%

CY07 CY12 CY17E CY07 CY12 CY17E Dollar Mass / SC Drug Grocery Specialty Online

Source: IRI scan data, AG proprietary consumer surveys, management estimates.

NAGCD Historical Financial Trends

ƒ NAGCD comprised approximately 68% and 67% of Care’s total revenue in FY2009 and FY2013, respectively

(Amounts in Millions)

Historical NAGCD Revenue

Includes Acquisitions of Papyrus and RPG

$1,300

2010 Papyrus and $1,264

RPG Revenue: $129 $1,245 $1,250 $1,229 $1,222 $1,197 $1,200 $1,180 $1,174 $1,156 $1,147 $1,150

$1,100 $1,099 $1,050

$1,000

FY2004A FY2005A FY2006A FY2007A FY2008A FY2009A FY2010A FY2011A FY2012A FY2013A

Historical NAGCD Operating Income and Margin (a) $350 Operating Income $mm Operating Margin % 40% $317 $308 $300 35%

$250 $235 $241 30%

27.4%

26.2% $201 $188 $193 $200 $171 25%

21.4% $160 $141 19.0% $150 20%

17.0%

16.2%

15.4%

13.9% $100 12.9% 15%

12.3%

$50 10% FY2004A FY2005A FY2006A FY2007A FY2008A FY2009A FY2010A FY2011A FY2012A FY2013A

Source: Care Management.

(a) Adjusted to normalize for the Company’s North American goodwill impairment in FY2009 ($47.9mm add back) and FY2012 ($21.3mm add back) and the sale of Amscan Party Goods in FY2010 (net reduction of $18.4mm).

PRIVATE AND CONFIDENTIAL

Evolution of Selected Key Metrics

	LTM				FY 2013E (a)					FY 2013A	LTM
	As of				Treasury Model (As Presented At Special Committee Meetings on Dates Below)				Treasury Model as of	Actual Per	As of
	8/24/12 (b)	11/23/12 (b)	12/28/12 (c)	1/31/13 (d)	10/26/12	11/19/12	12/07/12	01/27/13	3/25/13 (e)	10-K (f)	5/31/13 (g)
Total Revenue	$1,708.2	$1,750.0	NA	NA	$1,830.2	$1,840.6	$1,840.6	$1,840.6	$1,840.6	$1,868.7	$1,972.9
EBITDA	192.4	178.4	NA	NA	182.8	183.5	196.1	195.6	201.0	212.3	216.9
Debt	$280.2	$356.8	$365.2	$300.2	$245.2	$245.2	$245.2	$245.2	$286.4	$286.4	$260.3
Cash	(61.7)	(63.3)	(61.6)	(97.8)	(62.1)	(61.9)	(39.3)	(39.3)	(86.1)	(86.1)	(64.0)
Net Debt	218.4	293.5	303.6	202.4	183.1	183.3	205.8	205.8	200.3	200.3	196.3

Change in Metrics b/w 3/28/13 and 6/26/13

	As of 3/28/2013	As of 6/26/2013	Variance $	Variance %
FY2013 (f)	$201.0	$212.3	$11.3	5.6%
LTM (g)	NA	216.9	NA	NA
FY2014E (h)	208.5	221.5	13.0	6.2%

(a) *Source: Management Treasury Models dated 10/18/12, 11/17/12 and 11/30/12, with certain adjustments to FY2013E EBITDA based on Management guidance.*
(b) *Source: Company's Form 10-Q for the periods ended 8/24/12 and 11/23/12, with certain adjustments to EBITDA per Management guidance, including certain reclassifications of Depreciation and Amortization for LTM periods ended 8/24/12 and 11/23/12.*
(c) *Source: Debt and cash per Management's December FY2013 balance sheet.*
(d) *Source: Debt and cash per Management's January FY2013 balance sheet.*
(e) *Source: 3/25/13 cash and debt balances represent preliminary estimate of debt and cash for FY2013 (2/28/13), per Management on 3/25/13.*
(f) *Source: Company's Form 10-K for the period ended 2/28/13 with certain adjustments to EBITDA based on Management guidance.*
(g) *Source: Revenue and EBITDA for LTM period ended 5/31/13 per Management on 6/25/13, with certain adjustments to EBITDA per management guidance including normalizing for 365-day period. Debt and cash balances are as of FY2014 Q1 end (5/31/13) per Management guidance on 6/25/13.*
(h) *FY2014E EBITDA as of 3/28/13 per Management Treasury Model dated 11/30/12. FY2014E EBITDA as of 6/26/13 per Updated Management Treasury Model dated 6/26/13.*

PETER J SOLOMON COMPANY 10

PRIVATE AND CONFIDENTIAL

Schedule of Adjustments

(Amounts in Millions)

	Fiscal Year Ended February 28,				LTM	FYE 2/28,	
	2010	2011	2012	2013	May-13	2014E	
Operating Income	$139.1	$174.7	$149.6	$94.2	$137.2	$138.8	
Depreciation & Amortization	45.2	45.2	43.7	49.4	51.0	56.0	
Unadjusted EBITDA	**$184.3**	**$219.9**	**$193.2**	**$143.6**	**$188.2**	**$194.7**	
Charges Associated With Clinton Cards	--	--	--	43.7	10.9	0.3	Impairments, debt expense, fees and closure costs
NAGCD	--	--	--	--	(6.1)	--	Timing impact of 6 extra days in quarter
AGP Cookie Jar Settlement	--	--	--	--	(0.9)	--	Reflects delayed fiscal 2013 payments into LTM period
UKG	--	--	--	--	(0.8)	--	Timing impact of 6 extra days in quarter
Profit Sharing	--	--	--	--	0.6	--	~8% of domestic earnings from timing impact
Party Goods Transaction	(18.4)	--	--	--	--	--	Gain on sale
Mexico Shutdown	18.2	--	--	--	--	--	Closing of Carlton Mexico
Retail Disposition	29.2	--	--	--	--	--	Sales of stores to Schurman
RPG Integration Costs	--	10.3	--	--	--	--	Stores set up costs and other integration costs
Lawsuit	24.0	--	--	--	--	--	Settlement of a RPG lawsuit
Goodwill and Other Intangibles Impairment	--	0.3	27.2	--	--	--	Related to NAGCD, UK and Interactive
Gain from Sale of Intellectual Property	--	--	(4.5)	--	--	--	Sold certain minor character properties
Gain from Liquidation of Business in France	(3.3)	--	--	--	--	--	Currency translation adjustment from sale
Loss on Sale of Old WHQ	--	--	--	--	--	18.5	Estimated loss on sale of WHQ
One Time Legal Costs	--	--	--	9.5	6.5	--	Accrual for certain legal expenses
Voluntary Compliance Program	--	--	--	1.1	1.1	--	Related to prior years' underexpensing catch up
Webshots	(1.7)	(0.7)	2.4	(2.3)	(1.9)	--	Pro forma adjustment for sale of Webshots
Properties Licensing Termination Expense	--	--	--	2.1	--	--	Termination of Certain Agency Agreements
New D&O Insurance Program	--	--	--	--	0.7	3.0	Normalization D&O insurance
Proposed Going Private Transaction Costs	--	--	--	6.9	9.5	--	Current process costs
Scan-Based Trading	1.5	5.7	6.8	7.7	9.1	5.0	Impact of scan-based trading conversions
Total Adjustment	$49.5	$15.6	$31.9	$68.7	$28.7	$26.8	
Adjusted EBITDA	**$233.8**	**$235.5**	**$225.1**	**$212.3**	**$216.9**	**$221.5**	
Adjusted EBIT	**188.6**	**190.3**	**181.4**	**162.9**	**165.9**	**165.5**	
Total Adjustments as a % of Unadjusted EBITDA	**26.9%**	**7.1%**	**16.5%**	**47.9%**	**15.3%**	**13.7%**	

Source: Company's Forms 10-K for the fiscal years ended 2/28/10, 2/28/11, 2/29/12, 2/28/13,Management guidance for LTM period ended 5/31/13 and Updated Management Treasury Model dated 6/26/13 for FY2014E, with certain adjustments based on Management guidance, including certain reclassifications of Depreciation and Amortization for FY2011 and FY2012 and normalizing LTM EBITDA for 365-day period.

PETER J SOLOMON COMPANY 11

Historical Unadjusted and Adjusted EBITDA

(Amounts in Millions)

Fiscal Year Ended February 28, FY10-FY13

2009 2010 2011 2012 2013 CAGR

Unadjusted EBITDA ($203.2) $184.3 $219.9 $193.2 $143.6 (8.0%) Total Adjustments 290.0 49.5 15.6 31.9 68.7 Adjusted EBITDA $86.8 $233.8 $235.5 $225.1 $212.3 (3.2%)

% Growth

Unadjusted EBITDA NM 19.3% (12.1%) (25.7%) Adjusted EBITDA 169.4% 0.7% (4.4%) (5.7%)

Source: Company’s Forms 10-K for the fiscal years ended 2/28/09, 2/28/10, 2/28/11, 2/29/12 and 2/28/13, with certain adjustments for FY2009-FY2013 based on Management guidance, including certain reclassifications of Depreciation and Amortization for FY2011 and FY2012.

Evolution of Management Forecasts

Source: Company’s Forms 10-K for fiscal years ended 2/29/12 and 2/28/13, Care Management Strategic Plans and Updated Management Treasury Model dated 6/26/13.

Total Revenues in FY2013A and 6/26/13 Updated Management Treasury Model columns reflect ownership of Clinton Cards

Total Revenue

Total EBIT

FY2012

FY2013

FY2014

FY2015

FY2016

3.6% Change

12.0% Change

11.2% Change

(13%) Change

(11.6%) Change

Clinton Revenue $244

(16.9%) Change

FY2012

FY2013

FY2014

FY2015

FY2016

(1.4%) Change

(20.4%) Change

(22.2%) Change

(2.6%) Change

Care Consolidated Financial Snapshot

Source: Company’s Forms 10-K for the fiscal years ended 2/29/08, 2/28/09, 2/28/10, 2/28/11, 2/29/12 and 2/28/13, with certain adjustments based on Management guidance, including certain reclassifications of Depreciation and Amortization for FY2011 and FY2012. FY2014-FY2018 based on Updated Management Treasury Model dated 6/26/13.

Total Revenue

Adjusted EBIT and EBITDA

FY08 – FY13 CAGR: (1.0%)

FY13 – FY18 CAGR: 0.2%

11.3%

5.1%

14.2%

14.5%

13.3%

11.4%

11.0%

10.9%

11.4%

11.8%

12.1%

(76%)

413%

1%

(5%)

(10%)

2%

(4%)

4%

% Growth

5%

4%

FY10 – FY13 CAGR: (3.2%)

FY14 – FY18 CAGR: 2.5%

8.5%

2.2%

11.5%

11.9%

10.7%

8.7%

8.2%

7.9%

8.2%

8.5%

8.9%

% Margin

$151

$37

$189

$190

$181

$163

$166

$159

$165

Adjusted EBIT

$173

$181

% Margin

FY08 – FY13 CAGR: 1.2%

FY10 – FY13 CAGR: 4.4%

Care Consolidated Financial Snapshot

Source: Company’s Forms 10-K for the fiscal years ended 2/29/08, 2/28/09, 2/28/10, 2/28/11, 2/29/12 and 2/28/13, and Updated Management Treasury Model dated 6/26/13. (a) Defined as Cash Flow from Operations less Capital Expenditures.

Capital Expenditures

Free Cash Flow (a)

3.2%

3.3%

1.6%

2.3%

4.2%

6.1%

3.8%

5.7%

7.4%

3.1%

2.3%

% of Revenue

Original vs. Updated Management Treasury Model

Source: Management Treasury Model dated 11/30/13 and Updated Management Treasury Model dated 6/26/13. FY2014E EBITDA per Updated Treasury Model dated 6/26/13 adjusted for certain items based on Management guidance. (a) Defined as cash flow from operations less capital expenditures.

Summary Projected Financials

Source: FY2013A based on Company’s Form 10-K for period ended 2/28/13 with certain adjustments based on Management guidance. LTM period as of 5/31/13 per Management on 6/25/13 with adjustments to EBITDA and EBIT, including normalizing for 365-day period. FY2014-2018 per Updated Management Treasury Model dated 6/26/13, with certain adjustments for FY2014E based on Management guidance. 2013 net income and EPS unadjusted for non-recurring and extraordinary items; Management did not provide adjustments. Defined as Cash Flow from Operations less Capital Expenditures.

Summary Stock Price Performance

Historical Stock Price Performance vs. S&P 400 Consumer Discretionary

3-Year Change in Value

5-Year Change in Value

10-Year Change in Value

15-Year Change in Value

Source: Capital IQ and Bloomberg.

While the broader market has provided significant returns on equity investments over time, Care has significantly underperformed and, in most periods, has not provided a positive return

(Period ending September 25, 2012, date of Initial Offer)

(24.4%)

168.1%

(45.0%)

34.0%

(12.6%)

123.6%

(58.1%)

153.9%

Initial Offer $17.18

1/17/13 Offer $17.50

Summary Stock Price Performance

Five years prior to Initial Offer of $17.18

Source: Capital IQ as of 6/26/13.

3/28/13 Offer $18.20

$18.19

$18.20

1-Year Average $15.06

2-Year Average $18.49

3-Year Average $19.39

5-Year Average $17.38

4-Year Average $16.88

Summary Stock Price Performance

Two years prior to Initial Offer of $17.18

Source: Capital IQ as of 6/26/13. (a) Represents closing price as of 9/25/12, unaffected for announcement of Initial Offer, which was made after the market close.

$18.19

$18.20

6-Month Average $14.43

3-Month Average $14.15

1-Year Average $15.06

2-Year Average $18.49

Initial Offer $17.18

1/17/13 Offer $17.50

3/28/13 Offer $18.20

Summary of Trading Ranges

Shares traded at various prices

Source: Capital IQ as of 6/26/13.

97% of shares that traded over the one-year period prior to the 9/25/12 Initial Offer traded below the $17.50 1/17/13 Offer

2-Year

1-Year

(Period ending September 25, 2012, except for “Since 9/25 Initial Offer” chart)

180-Days

90-Days

30-Days

Since 9/25 Initial Offer (187 Days)

Summary Valuation Analysis

Summary Valuation Analysis

PRIVATE AND CONFIDENTIAL

52-Week Trading Range Prior to 9/25/13 Offer

Comparable Companies

25% Premium to Comparable Companies

Precedent Transactions

Present Value of Future Share Price (a)

Sum of the Parts

DCF

Unaffected Share 9/25/12

9/25/12 Initial Offer

1/17/13 Offer

3/28/13 Offer

7/1/13 Offer

$12.50

$15.25

$13.00

$16.00

$16.75

$17.00

$19.50

$19.06

$25.00

$31.25

$22.50

$23.25

$25.50

$23.00

$10.00 $12.50 $15.00 $17.50 $19.00 $20.00 $22.50 $25.00 $27.50 $30.00 $32.50

$14.34 $17.18 $18.20

(a) Includes present value of future quarterly dividend payments of $0.15 per share.

24

PRIVATE AND CONFIDENTIAL

Implied Share Price at Various Premia

Illustrative Premium Benchmarked to 9/25/12 - Date of Initial Offer

Share Price	30-Day Prior	1-Day Prior	30-Day Average	60-Day Average	90-Day Average	180-Day Average	1-Year Average
	$14.25	$14.34 (a)	$15.08	$14.42	$14.15	$14.43	$15.06
$17.50	22.8%	22.0%	16.0%	21.4%	23.7%	21.3%	16.2%
17.75	24.6%	23.8%	17.7%	23.1%	25.4%	23.0%	17.9%
18.00	26.3%	25.5%	19.4%	24.8%	27.2%	24.7%	19.5%
18.25	28.1%	27.3%	21.0%	26.6%	29.0%	26.5%	21.2%
18.50	29.8%	29.0%	22.7%	28.3%	30.7%	28.2%	22.8%
18.75	31.6%	30.8%	24.3%	30.0%	32.5%	29.9%	24.5%
19.00	33.3%	32.5%	26.0%	31.8%	34.3%	31.7%	26.2%
19.25	35.1%	34.2%	27.7%	33.5%	36.0%	33.4%	27.8%
19.50	36.8%	36.0%	29.3%	35.2%	37.8%	35.1%	29.5%
19.75	38.6%	37.7%	31.0%	37.0%	39.6%	36.9%	31.1%
20.00	40.4%	39.5%	32.6%	38.7%	41.3%	38.6%	32.8%

Illustrative Share Prices Benchmarked to 9/25/12 - Date of Initial Offer

Premium	30-Day Prior	1-Day Prior	30-Day Average	60-Day Average	90-Day Average	180-Day Average	1-Year Average
	$14.25	$14.34 (a)	$15.08	$14.42	$14.15	$14.43	$15.06
10%	$15.68	$15.77	$16.59	$15.86	$15.57	$15.87	$16.57
20%	17.10	17.21	18.10	17.30	16.98	17.32	18.07
30%	18.53	18.64	19.60	18.75	18.40	18.76	19.58
40%	19.95	20.08	21.11	20.19	19.81	20.20	21.08
50%	21.38	21.51	22.62	21.63	21.23	21.65	22.59

Source: Capital IQ.
Note: Historical stock prices represent market close values based on calendar days.
(a) Represents closing price as of 9/25/12, unaffected for announcement of Initial Offer, which was made after the market close.

PETER J SOLOMON COMPANY
25

Care Historical EV / LTM EBITDA

From 2 years prior to offer

Source: Capital IQ. Capital IQ calculation of enterprise value does not include restricted stock units or performance shares and may have different adjustments for EBITDA than those used in other analyses in this presentation. Data as of 6/26/13. CapIQ calculates LTM EV/EBITDA multiple using EBITDA of $150.1mm for period ended 2/28/13 compared to adjusted EBITDA of $212.3mm for same period with adjustments per Management guidance. Current multiple assumes LTM EBITDA of $212.3mm and net debt of $200.3mm for the period ended 2/28/13 based on Company’s Form 10-K dated 5/9/13, with certain adjustments to EBITDA based on Management guidance. Current multiple calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance.

Initial Offer 9/25/12

2-Year Average 3.5x

3	and 12-Month Average 3.1x

6-Month Average 3.0x

1/17/13 Offer

LTM EBITDA decreased 7% from Q2 to Q3

Multiple Per CapIQ: 4.5x(a) Actual Multiple: 3.9x(b)

1-Year Average 3.9x

3/28/13 Offer

Net Debt decreased $93.2mm from Q3 to Q4

Valuation Matrix

Unaffected closing stock price on 9/25/12. Closing stock price on 3/28/13. Initial Offer on 9/25/12. 1/17/13 Offer. 3/28/13 Offer. Potential Weiss Family Proposal for Discussion. Net debt of $196.3mm represents total debt of $260.3mm less cash of $64.0mm as of 5/31/13. Represents FY2014 Q1 cash and debt balances per Management on 6/25/13.

(Amounts in Millions, except per share data)

(h) Assumes diluted share count including restricted stock units and performance shares and treasury stock method for options exercisable as of 5/31/13 per Management guidance. (i) Source: Based on Company’s Form 10-K dated 5/9/13 for period ended 2/28/13, with certain adjustments based on Management guidance. (j) LTM (FY2014 Q1) EBITDA for the 12-month period ended 5/31/13 per Management, with certain adjustments based on Management guidance, including normalizing for 365-day period. (k) Source: Based on Updated Management Treasury Model dated 6/26/13.

Select Public Company Analysis

Enterprise Value / EBITDA

Source: Companies’ stock price and public filings as of 6/26/13. Projected CY13 EBITDA per ThomsonReuter’s median estimate of Wall Street analysts as of 6/26/13. Unaffected Multiple calculated using Care’s share price of $14.34 as of 9/25/12 and net debt as of 8/24/12 of $218.4mm. Pre-Initial Offer LTM EBITDA of $192.4mm as of 8/24/12 based on Company’s Form 10-Q dated 10/3/12 for period ended 8/24/12, with certain adjustments based on Management guidance. FY2014E EBITDA of $208.5mm based on Management Treasury Model dated 11/30/12, with certain adjustments based on Management guidance. Diluted share count as of 7/2/12. 3/28/13 Final offer, multiple calculated using Care’s share price of $16.10 as of 3/28/13 and net debt of $200.3mm for FY2013 (2/28/13). LTM EBITDA of $178.4mm as of 11/23/12 based on Form 10-Q dated 1/2/13, with certain adjustments based on Management guidance. FY2014E EBITDA of $208.5mm based on Updated Management Treasury Model dated 11/30/12, with certain adjustments based on Management guidance. Multiple calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable. Includes restricted stock units anticipated to be awarded in May 2013, per Management guidance. Current Multiple calculated using Care’s share price of $18.19 as of 6/26/13 and net debt of $196.9mm for FY2014 Q1 (5/31/13) per Management. LTM EBITDA of $212.3mm as of 2/28/13 based on Form 10-K dated 5/9/13, with certain adjustments based on Management guidance. FY2014E EBITDA of $222.0mm based on 6/26/13 Updated Management Treasury Model, with certain adjustments based on Management guidance. Multiple calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance. LTM and CY12 EBITDA for Selected E-Commerce companies excludes stock-based compensation expense as guided by Wall Street research and public filings. Barnes & Noble multiple represents retail and college bookstore segments only; losses associated with Nook excluded from EBITDA.

Directories

Social Expression

Print Media

Care

Care

Selected E-Commerce (d)

Licensing

Selected Low-Growth Retail

Core Business Comps

Other Related Business Segments

Other Related Business Segments

CY13 Median: NA

LTM Median: 3.7x

CY13 Median: 5.1x

LTM Median: 4.8x

CY13 Median: 4.9x

LTM Median: 4.6x

CY13 Median: 7.7x

LTM Median: 7.5x

CY13 Median: 10.0x

LTM Median: 9.3x

CY13 Median: 5.1x

LTM Median: 5.1x

Select Public Company Multiples

Source: Company’s Form 10-K for the period ended 2/28/13 with certain adjustments to EBITDA and EBIT based on Management guidance. Source: LTM financials for the 12-month period ended 5/31/13 per Management on 6/25/13, with certain adjustments to LTM EBIT and EBITDA, including normalizing for 365-day period, based on Management guidance. Source: 6/26/13 Updated Management Treasury Model, with certain adjustments to EBITDA and EBIT per Management guidance. Management did not provide LTM (5/31/13) or FY2014E adjusted EPS. FY2014E EPS is unadjusted for extraordinary non-recurring items. Calculated using net debt of $196.3mm, as of 5/31/13. Source: debt and cash balances for FY2014 Q1 (5/31/13) per Management guidance on 6/25/13. Calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance. Control Premium is based on the median of premiums paid in selected announced all-cash mergers and acquisitions transactions in the last 6 years for deals between $500mm and $1bn; excludes financial services, insurance, real estate and healthcare companies. Source: Alacra.

(Amounts in Millions, Except Per Share Data)

Select Precedent Transactions

Source: Public filings and company press releases. Pending. All statistics are for MEG’s entire newspaper operations excluding EBITDA Multiple which does not include Tampa Group. Amounts converted from CAD to USD at an exchange ratio of 1.289 CAD per USD at the announcement of the transaction on March 2, 2009. Source: Bloomberg.

Select Precedent Transaction Multiples

(Amounts in Millions, Except Per Share Data)

Source: FY2013A per Company’s Form 10-K for the period ended 2/28/13 with certain adjustments to EBITDA and EBIT based on Management guidance. LTM financials for the 12-month period ended 5/31/13 per Management on 6/25/13, with certain adjustments to LTM EBIT and EBITDA, including normalizing for 365-day period, based on Management guidance. Calculated using net debt of $196.3mm, as of 5/31/13. Source: Balances for debt and cash for FY2014 Q1 (5/31/13) per Management on 6/25/13. Calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance.

Future Stock Price Analysis

Source: LTM EBITDA as of 5/31/13 per Management on 6/25/13, with certain adjustments, including normalizing for 365-day period, based on Management guidance. FY2014-FY2018 per Updated Management Treasury Model dated 6/26/13, with certain adjustments to FY2014E EBITDA based on Management guidance. LTM net debt of $196.3mm represents total debt of $260.3mm less cash of $64.0mm as of 5/31/13 per Management on 6/25/13. Share count for LTM based on diluted shares outstanding as of 5/31/13 per Management; FY14-FY18 based on diluted shares outstanding from Updated Management Treasury Model dated 6/26/13. Updated Management Treasury Model dated 6/26/13 assumes quarterly dividend of $0.15 per share for the projected period. Note: FY2014E assumes 3 quarters of dividend payments due to Q1 dividend already being paid.

Sum of the Parts Analysis

(a) Based on Management guidance of segment performance provided on 6/24/13. (b) International includes retail elimination. (c) Implied multiple ranges based on subtotal enterprise value range and FY2013A EBITDA pre-unallocated overhead. (d) NAGCD includes Cardstore financials. (e) LTM as of 5/31/13 net debt of $196.3mm represents total debt of $260.3mm less cash of $64.0mm per Management on 6/25/13. (f) Calculated using diluted share count including restricted stock units and performance shares and treasury stock method for options exercisable as of 5/31/13 per Management guidance.

DCF Summary

Updated 6/26/13 Management Treasury Model

(a) Calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance. (b) Assumes 11.50% discount rate and 3.5x terminal multiple. (c) Versus baseline Adjusted EBIT margin for FY2015-FY2018.

Assumptions Five year projection period (FY2014 includes Q2 through Q4 only) Discounted to 5/31/13 (using mid-year convention) Preliminary Q1 FY2014 (5/31/13) net debt of $196.3mm at 5/31/13, consisting of total debt of $260.3mm less cash of $64.0mm per Management on 6/25/13

Share Price (a)

Illustrative Sensitivity to DCF (a) (b)

Illustrative implied Revenue CAGR FY2014-FY2018

Discounted Cash Flow Analysis

Source: Updated Management Treasury Model dated 6/26/13. Note: Values discounted to 5/31/13 (using mid-year convention). Net debt of $196.3mm represents total debt of $260.3mm less cash of $64.0mm as of 5/31/13 per Management on 6/25/13. Represents FY2014 Q1 (5/31/13) end cash and debt balances per Management on 6/25/13. Calculated using diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance.

PRIVATE AND CONFIDENTIAL

Future Stock Price Analysis Based on Illustrative Levered Recap

- Assumes a $8.00 dividend is paid on 5/31/13[(a)], using incremental borrowing of $265 million, resulting in 2.4x Debt / LTM EBITDA
- At 2.7x total debt / LTM EBITDA leverage, the Company would be able to effect a $10 per share dividend
- Assumes no make-whole payment on existing 7.375% Senior Notes[(b)]
- Assumes suspension of regular $0.15 / quarter dividend

(Amounts in Millions, Except Per Share Data)

		Fiscal Year					
		LTM	2014E	2015E	2016E	2017E	2018E
EBITDA (c)		$216.9	$221.5	$218.8	$230.9	$238.7	$245.5
% Growth			*4.4%*	*(1.2%)*	*5.5%*	*3.4%*	*2.8%*
Net Debt		461.6	475.5	423.6	391.1	268.4	116.0
Total Debt / EBITDA		2.4 x	2.1 x	1.9 x	1.7 x	1.1 x	0.5 x

	Adj. EBITDA Multiple	Stock Price at End of Fiscal Year					
		LTM	2014E	2015E	2016E	2017E	2018E
Projected Stock Price at Illustrative EV/Adjusted EBITDA Multiples:	3.4 x	$8.32	$8.42	$9.58	$11.60	$15.76	$20.56
	3.6	9.63	9.77	10.88	12.96	17.15	21.96
	3.8	10.94	11.11	12.19	14.32	18.53	23.37
	4.0	12.24	12.46	13.50	15.68	19.92	24.77
	4.2	13.55	13.80	14.81	17.04	21.30	26.18
	4.4	14.86	15.14	16.12	18.40	22.69	27.58
	4.6	16.17	16.49	17.42	19.76	24.07	28.98
	4.8	17.48	17.83	18.73	21.11	25.46	30.39
		Present Value at May 31, 2013					
Present Value of Stock Price Assuming 13.5% Cost of Equity:	3.4 x	$8.32	$7.66	$7.67	$8.19	$9.81	$11.27
	3.6	9.63	8.88	8.72	9.15	10.67	12.04
	3.8	10.94	10.11	9.77	10.11	11.53	12.81
	4.0	12.24	11.33	10.82	11.07	12.39	13.58
	4.2	13.55	12.55	11.87	12.03	13.25	14.35
	4.4	14.86	13.77	12.92	12.99	14.12	15.12
	4.6	16.17	15.00	13.96	13.95	14.98	15.89
	4.8	17.48	16.22	15.01	14.91	15.84	16.66
		Present Value at May 31, 2013					
Total Shareholder Value Including Present Value of Stock Price and $8.00 Dividend, Assuming 13.5% Cost of Equity:	3.4 x	$16.32	$15.66	$15.68	$16.19	$17.81	$19.27
	3.6	17.63	16.89	16.72	17.15	18.67	20.04
	3.8	18.94	18.11	17.77	18.11	19.53	20.81
	4.0	20.25	19.33	18.82	19.07	20.39	21.58
	4.2	21.55	20.55	19.87	20.03	21.25	22.35
	4.4	22.86	21.78	20.92	20.99	22.12	23.12
	4.6	24.17	23.00	21.96	21.95	22.98	23.89
	4.8	25.48	24.22	23.01	22.91	23.84	24.66

Source: Share count for LTM based on diluted shares outstanding as of 5/31/13 per Management; FY14-FY18 based on diluted shares outstanding from Updated Management Treasury Model dated 6/23/13.
(a) Assumes $265mm of incremental leverage using Term Loan B at L + 450bps with 125bps floor (2.4x Total Debt / LTM EBITDA).
(b) Does not factor in potential consent fees or changes to interest rate.
(c) Source: LTM EBITDA as of 5/31/13 per Management on 6/25/13, with certain adjustments, including normalizing for 365-day period, based on Management guidance. FY2014-FY2018 per Updated Management Treasury Model dated 6/26/13, with certain adjustments to FY2014E EBITDA based on Management guidance.

PETER J SOLOMON COMPANY 36

Pro Forma Effect of Special Dividend

Source: Share count based on diluted shares outstanding as of 5/31/13 per Management guidance. Note: Market capitalization calculated using the enterprise value based on LTM EBITDA of $216.9mm multiplied by the adjusted LTM EBITDA multiple, less net debt of $196.3mm as of 5/31/13, per Management on 6/25/13, less cash used to issue dividends. (a) Source: LTM EBITDA as of 5/31/13 from Management, with certain adjustments, including normalizing for 365-day period, based on Management guidance.

Mkt Cap Post Dividend

Stock Price Post Dividend

Proforma 5/31/13 Stock Price Plus Dividend

(Amounts in Millions, Except Per Share Data)

Appendix A. Supplemental Information

Premium Paid Analysis

Source: Alacra. (a) Excludes certain industry sectors including financial services, insurance, real estate and healthcare companies.

Selected 100% cash transactions over the last 6 years with an enterprise value between $500M—$1B (a)

Premium Paid Analysis

Source: Alacra. (a) Excludes certain industry sectors including financial services, insurance, real estate and healthcare companies.

Selected 100% cash transactions over the last 6 years with an enterprise value between $500M—$1B (a)

WACC

(a) Care’s financials and market data as of 9/25/12 (unaffected date). (b) Source: Bloomberg 5-year adjusted weekly beta as reported on 6/26/13. (c) Assumes book value of debt approximates market value. (d) Unlevered Beta = Levered Beta / {1+(Net Debt/Market Equity)*(1-Tax Rate)}. (e) 10-year Treasury Note yield as of 6/26/13. (f) Source: Ibbotson 2013 Yearbook.

(g) Size premium of 2.70% for companies with market capitalizations between $254.6mm and $514.2mm. (h) Marginal U.S. Corporate Tax Rate. (i) WACC = (Net Debt/Capital) * After-Tax Cost of Debt + (Equity/Capital) * Cost of Equity. (j) Relevered Beta = Unlevered Beta * {1+(Net Debt/Equity)*(1-Tax Rate)}. (k) Cost of Equity = Risk Free Rate + (Relevered Beta * Market Risk Premium) + Size Premium. (l) Median Unlevered Beta of Comps.

Select Public Company Analysis

Note: All operating data has been adjusted to exclude unusual and extraordinary items. LTM and Calendar Year 2013 (CY13) EBITDA for Selected E-Commerce companies excludes stock-based compensation expense as guided by Wall Street research and public filings. Note: For purposes of comparability, Care’s CY13E financials (fiscal year ended 2/28/14) are treated as CY13 (calendar year ending December 31, 2013). Care – Unaffected assumes Care’s share price of $14.34 as of 9/25/12 and net debt as of 8/24/12 of $218.4mm. Pre-Initial Offer LTM EBITDA of $192.4mm as of 8/24/12 based on public filings and with certain adjustments based on Management guidance. FY2014E EBITDA of $208.5mm based on 6/26/13 Updated Management Treasury Model, with certain adjustments based on Management guidance. Diluted share count as of 7/2/12. Care – Prior to 4/1/13 assumes Care’s share price of $16.10 as of 3/28/13 and net debt of $200.3mm for as of 2/28/13. LTM EBITDA of $178.4mm as of 11/23/12 based on public filings and with certain adjustments based on Management guidance. FY2014E EBITDA of $208.5mm based on 6/26/13 Updated Management Treasury Model, with certain adjustments based on Management guidance. Assumes diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable. Includes restricted stock units anticipated to be awarded in May 2013, per Management guidance. Care – Current assumes Care’s share price of $18.19 as of 6/26/13 and net debt of $196.9mm for as of 5/31/13 per Management. LTM EBITDA of $212.3mm as of 2/28/13 based on public filings and with certain adjustments based on Management guidance. FY2014E EBITDA of $208.5mm based on 6/26/13 Updated Management Treasury Model, with certain adjustments based on Management guidance. Assumes diluted share count including restricted stock units and performance shares and treasury stock method of options exercisable as of 5/31/13 per Management guidance. Excludes Care. Barnes & Noble represents retail and college bookstore segments only; loses associated with Nook excluded from EBITDA. Enterprise value represents equity value plus book values of total debt, including preferred stock and minority interest less cash. Care – Unaffected enterprise value assumes net debt of $218.4 as of 8/24/12. Source of projected EPS, EBIT, EBITDA and Revenue: ThomsonReuter’s median estimate of Wall Street analysts as of 6/26/13. Care – Unaffected EPS based on EPS based on research estimates as of 6/29/12.